Exhibit 10.2

Execution Copy

MUTUAL SETTLEMENT AGREEMENT AND RELEASE

THIS MUTUAL SETTLEMENT AGREEMENT AND RELEASE (This “Settlement Agreement”) is entered into as of this 17th day of August, 2006 by and among Real Mex Restaurants, Inc., a Delaware corporation (“Real Mex Restaurants”), CKR Acquisition Corp., a Delaware corporation (“CKR, and, together with Real Mex Restaurants, “Real Mex”), J.W.Childs Equity Partners, L.P., a Delaware limited partnership (“JW Childs Partners”) and JWC Chevys Co-Invest, LLC, a Delaware limited liability company (“JWC”, and together with JW Childs Partners, “JW Childs”).

WHEREAS, Real Mex, JW Childs Partners and certain other parties are party to an Asset Purchase Agreement dated as of October 13, 2004 (the “Asset Purchase Agreement”);

WHEREAS, on November 18, 2004, the Bankruptcy Court for the Northern District of California, Oakland Division entered an order approving the sale of substantially all of the assets of the Debtors (as such term is defined in the Asset Purchase Agreement) to CKR pursuant to the terms of the Asset Purchase Agreement;

WHEREAS, on January 18, 2005, the Closing (as such term is defined in the Asset Purchase Agreement) occurred and at the Closing Real Mex Restaurants issued certain equity securities to JW Childs pursuant to Section 2.1(a) and 6.4 of the Asset Purchase Agreement (including shares of Real Mex Restaurant’s Series A 12.5% Cumulative Compounding Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”), Series B 13.5% Cumulative Compounding Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”) and Series C 15% Cumulative Compounding Participating Preferred Stock, par value $.001 per share (the “Series C Preferred Stock,” and together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Shares”);

WHEREAS, pursuant to Section 5 of the Indemnification Agreement, dated as of October 13, 2005, by and among Real Mex Restaurants, CKR and JW Childs Partners (the “Indemnification Agreement”), JW Childs Partners has agreed to indemnify Real Mex in connection with certain matters;

WHEREAS, (i) Real Mex has asserted certain indemnification claims against JW Childs pursuant to Section 5 of the Indemnification Agreement as described in the letters from Real Mex to JW Childs dated as of January 9, 2005, April 8, 2006 and April 17, 2006 (the “Indemnification Claims”) and (ii) JW Childs has asserted that Real Mex did not issue the correct amount of Preferred Shares to JWC at the Closing and therefore is required pursuant to the terms of the Asset Purchase Agreement to issue to JW Childs additional Preferred Shares (the “Preferred Shares Claims”);

WHEREAS, the parties have asserted differing positions with respect to the Indemnification Claims and the Preferred Shares Claims, which differences could lead to litigation, and the parties believe that it is in the best interests of these parties and their respective constituencies to compromise and settle the controversies related to such matters;

WHEREAS, the parties have agreed to resolve their disputes by having Real Mex Restaurants issue shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock to JW Childs in the amount of the shortfall claimed by JW Childs less approximately $895,000 as consideration to resolve the Indemnification Claims; and

WHEREAS, on or prior to the date hereof, Real Mex Restaurants has approved and adopted the Certificate of Increase of Shares Designated as Series A Preferred Stock and Series B Preferred Stock and the Certificate of Designation, Preference and Rights of Series D 15% Cumulative Compounding Preferred Shares (the “Series D Preferred Stock”), attached hereto as Exhibit A and Exhibit B, respectively.

NOW THEREFORE, in consideration of and in reliance upon the terms and conditions herein contained, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.             Within three (3) business days after the date hereof but in no event later than immediately prior to the effectiveness of the Merger, Real Mex Restaurants shall issue to each of JW Childs Partners and JWC the number of shares of Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock of Real Mex Restaurants set forth opposite each such party’s name on Schedule 1 hereto (the “Additional Shares”).  Real Mex Restaurants shall file the Certificate of Designation of Series D Preferred Stock of Real Mex Restaurants with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit B, which filing is a condition of JW Childs’ obligations hereunder.  The parties hereby agree that (x) the date of issuance of the Additional Shares shall be the date hereof and (y) such Additional Shares shall begin to accrue dividends from and after the date hereof.  The aggregate liquidation preference for the Additional Shares as of the date of issuance thereof will be $5,682,763.  All of the Preferred Shares accrue dividends at the stated rates set forth in the applicable Certificate of Designation for such Preferred Shares from the date of issuance of such shares.  JW Childs hereby agrees that receipt of the Additional Shares constitutes the full satisfaction of the Preferred Shares Claims and that, upon receipt by JW Childs of the Additional Shares, JW Childs shall not have any further right to any additional equity securities of Real Mex Restaurants and no further payments of any kind shall be due from or payable by Real Mex with respect to the Preferred Shares Claims or the JW Childs Released Claims (as defined below).   Real Mex hereby agrees that the acceptance by JW Childs of the Additional Shares as full satisfaction of Preferred Shares Claims constitutes the full satisfaction of the Indemnification Claims and that, upon receipt by JW Childs of the Additional Shares, no further payments of any kind shall be due from or payable by JW Childs with respect to the Indemnification Claims or the Real Mex Released Claims.

2.             JW Childs hereby releases, discharges and forever holds harmless each of Real Mex Restaurants and CKR and their respective successors, assigns, stockholders, affiliates, partners, subsidiaries, divisions, directors, officers, employees, agents, attorneys, and advisors, and the heirs, executors, and personal representatives of each of the foregoing (the “Real Mex Released Parties”) from and against any and all claims, demands, causes of action, suits, debts, accounts, bills, liabilities, contracts, controversies, agreements, promises, damages and/or obligations of any nature whatsoever, from the beginning of time and running to and including the date of execution of this Settlement Agreement, whether known or unknown, arising from, relating to, or pertaining to the Indemnification Claims, the Asset Purchase Agreement and the Indemnification Agreement, including, without limitation, any claims for breach of contract, misrepresentation, fraud, breach of duty, negligence, “bad faith” or violation of statute or regulation (to the extent permitted by law) (collectively, the “JW Childs Released Claims”).  For the avoidance of doubt, the release in this paragraph 2 (x) excludes claims of JW Childs to the extent such claims are common to all stockholders of Real Mex Restaurants, (y) excludes the representation and warranty contained in Section 2(a)(iv) of the Indemnification Agreement (provided however, that the provisions of this clause (y) shall terminate upon the Effective Time (as such term is defined in the Merger Agreement (as defined below)), and (z) nothing in the Settlement Agreement shall limit or modify the preemptive rights of JW Childs pursuant to Section 6 of the Joinder Agreement dated as of January 11, 2005, by and among Real Mex Restaurants, Inc., J.W. Childs, Equity Partners, L.P., JWC Co-Invest, LLC, Bruckmann, Rosser, Sherrill & Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P.

3.             JW Childs further covenants to not sue, institute or participate in any claim, demand, suit, proceeding, arbitration or any action or proceeding in law or equity against the Real Mex Released Parties, in any way relating to or arising out of the JW Childs’ Released Claims.  JW Childs further agrees to reimburse all costs, expenses and attorneys’ fees incurred by the Real Mex Released Parties in the event of any breach by JW Childs of the covenants contained in this Paragraph 3.

4.             Real Mex hereby releases discharges and forever holds harmless JW Childs Partners and JWC and their respective successors, assigns, stockholders, affiliates, partners, subsidiaries, divisions, directors, officers, employees, agents, attorneys, and advisors, and the heirs, executors and personal representatives of each of the foregoing (the “JW Childs Released Parties”) from and against any and all claims, demands, causes of action, suits, debts, accounts, bills, liabilities, contracts, controversies, agreements, promises, damages and/or obligations of any nature whatsoever, from the beginning of time and running to and including the date of execution of this Settlement Agreement, whether known or unknown, arising from, relating to, or pertaining to the Indemnification Claims, the Asset Purchase Agreement and the Indemnification Agreement, including, without limitation, any claims for breach of contract, misrepresentation, fraud, breach of duty, negligence, “bad faith” or violation of statute or regulation (to the extent permitted by law) (collectively, the “Real Mex Released Claims”); provided, however, that nothing contained herein shall operate to release any claim, demand, cause of action, suit, debt, account, bill, liability, contract, controversies, agreement, promise, damage and/or obligation of any nature whatsoever, arising from, relating to, or pertaining to Section 2.1(f) of the Asset Purchase Agreement.  The Real Mex Released Claims and the JW Childs Released Claims are collectively referred to herein as the “Released Claims”).

5.             Real Mex further covenants to not sue, institute or participate in any claim, demand, suit, proceeding, arbitration or any action or proceeding in law or equity against the JW

Childs Released Parties, in any way relating to or arising out of the Real Mex Released Claims.  Real Mex further agrees to reimburse all costs, expenses and attorneys’ fees incurred by the JW Childs Released Parties in the event of any breach of the covenants by Real Mex contained in this Paragraph 5.

6.             Real Mex represents and warrants that it has paid (or will pay) the personal property taxes described on Schedule 2 hereto.  Real Mex also covenants not to sue, institute or participate in any claim, demand, suit, proceeding, arbitration or any action or proceeding in law or equity against the Sellers (as that term is used in the Asset Purchase Agreement) or the Debtors, the Trust Estate, the Trust and/or the Trustee in In re Chevys, Inc. et al., Case No. 03-45879 RN11 (Bnkr. N.D. Cal) (as jointly administered) arising out of the Indemnification Claims.

7.             Each of JW Childs Partners and JWC agrees that it will vote or execute consents in respect of each share of capital stock of Real Mex Restaurants (including, without limitation, the Additional Shares) with respect to which it has voting power at the time of a stockholders meeting or request for consent (and shall cause each director of Real Mex Restaurants which it shall have the power to appoint or designate at the time of a Board of Directors meeting or request for consent, to vote or execute consents) in favor of the proposed merger involving RM Restaurant Holdings Corp (or other affiliates of Sun Capital Partners Group IV, Inc.) and Real Mex Restaurants (the “Merger”), upon the terms set forth in the merger agreement substantially in the form attached as Exhibit C hereto (the “Merger Agreement”).  Additionally, each of JW Childs Partners and JWC hereby waives any and all appraisal, dissenters and similar rights that it may have with respect to such Merger, provided the Merger is consummated pursuant to the Merger Agreement.

8.             Following the consummation of the Merger, in the event that JW Childs shall be obligated pursuant to Section 2.1(f)(iii) of the Asset Purchase Agreement to return an amount of Stock Consideration to Real Mex Restaurants to satisfy Excess Administrative and Exit Costs (as such term is defined in the Asset Purchase Agreement), in lieu of returning such Stock Consideration, JW Childs shall promptly pay an equivalent amount in cash to Real Mex Restaurants (calculated in accordance with Section 2.1(f)(ii)(C) of the Asset Purchase Agreement).

9.             Each party hereto acknowledges and agrees that this Settlement Agreement involves a compromise settlement of certain claims and disputes between the parties and that the agreements, covenants, provisions, terms and conditions in this Settlement Agreement shall not constitute or be deemed to be an admission of any liability, fault, or responsibility whatsoever on the part of any party hereto.  This Settlement Agreement shall not be admissible as evidence in any action except an action to interpret or enforce this Settlement Agreement, including any amendments and modifications thereto.

10.           Each party hereto acknowledges and agrees that this Settlement Agreement is a complete compromise of matters involving disputed issues of law and fact and fully assumes the risk that the investigation conducted, if any, relating to the claims released pursuant to this Settlement Agreement, may be inadequate and that the facts with respect to which this Settlement Agreement is executed may hereafter by found to be different from the facts that each party now believes to be true.  Each party assumes the risk of such possible differences of facts and hereby agrees that this Settlement Agreement shall remain in effect, notwithstanding such differences of fact.

11.           The parties hereto represent and warrant to the other that (i) that they have all requisite power and authority to enter into and execute this Settlement Agreement and to consummate the transactions contemplated hereby and (ii) this Settlement Agreement has been duly authorized, executed and delivered by such party and constitutes the legal and valid obligation of each such party, enforceable against such party in accordance with its terms.  Each of Real Mex and JW Childs represents and warrants that such party is the owner of its respective Released Claims and has not assigned any interest in them.  Each of Real Mex and JW Childs shall indemnify and hold harmless the other with respect to any action brought by any alleged assignee of their respective interests in the Released Claims.

12.           It is the intention of Real Mex and JW Childs, and each of them, in executing this Settlement Agreement, that this instrument shall be effective as a full and final accord and satisfaction, and a general release by each such party of each and every Released Matter.  In furtherance of this intention, Real Mex and JW Childs, and each of them, for themselves and their agents, successors and assigns, and each of them, expressly waive any and all rights under Section 1542 of the California Civil Code (or any other similar law or regulation) with respect to the Released Matters, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

13.           This Settlement Agreement constitutes, embodies and contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all other agreements, understandings, representations or undertakings, whether oral or written, between the parties relating to the matters described herein.  The parties agree and represent that no promises or representations of any kind apart from those expressed or stated in this Settlement Agreement have been made to induce any party to enter into this Settlement Agreement.

14.           This Settlement Agreement has been prepared, and negotiations in connection therewith have been carried on, by the joint efforts of the respective counsel for the parties, and is not to be construed strictly for or against any of the parties hereto.

15.           This Settlement Agreement may not be amended or modified, except by means of a written agreement signed by each of the parties hereto.

16.           This Settlement Agreement, and the terms, obligations and provisions hereof, shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors, executors, administrators and assigns.

17.           This Settlement Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any principle of conflict of laws.

17.           This Settlement Agreement may be executed in multiple originals or counterparts, each of which shall be deemed an original for all purposes, but all such multiple originals or counterparts together shall constitute one and the same instrument.  Facsimile and PDF copies of the parties’ signatures to this Settlement Agreement shall be considered originals for all purposes.

Execution Copy

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Settlement Agreement as of this 17th day of August, 2006.

REAL MEX RESTAURANTS, INC.

By:	/s/ Steven L. Tanner
Name: Steven L. Tanner
Title: Chief Financial Officer

CKR ACQUISITION CORP

By:	/s/ Frederick Wolfe
Name: Frederick Wolfe
Title: Chief Executive Officer

J.W. CHILDS EQUITY PARTNERS, L.P.

By:	J.W. Childs Advisors, L.P., its General Partner

By:	J.W. Childs Associates, L.P., its General Partner

By:	J.W. Childs Associates, Inc., its General Partner

By:	/s/ Jeffrey J. Teschke
Name: Jeffrey J. Teschke
Title: Vice President

JWC CHEVYS CO-INVEST, LLC

By:	J.W. Childs Associates, L.P., its Manager

By:	J.W. Childs Associates, Inc., its General Partner

By:	/s/ Jeffrey J. Teschke
Name: Jeffrey J. Teschke
Title: Vice President